SUB-ADVISORY AGREEMENT

FRANKLIN TEMPLETON ETF TRUST

On behalf of

FRANKLIN SMALL CAP ENHANCED ETF

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of December 9, 2025, is made between FRANKLIN ADVISERS, INC., a California corporation (“FAV”), and ROYCE & ASSOCIATES, LP, a Delaware limited partnership (“Sub-Adviser”).

WITNESSETH

WHEREAS, FAV and Sub-Adviser are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, FAV, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory, management and administrative services to Franklin Small Cap Enhanced ETF (the “Fund”), a series of Franklin Templeton ETF Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, FAV desires to retain Sub-Adviser to render certain non-discretionary investment research, advice and recommendations and other related services in the form of an investment model portfolio to be delivered to FAV in such format and in such manner as mutually agreed upon between Sub-Adviser and FAV (the “Model Portfolio”) for FAV’s consideration and use in providing discretionary investment advisory services to the Fund, pursuant to the terms and provisions of this Agreement, and Sub-Adviser is interested in furnishing said non-discretionary investment advisory services.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

 1. FAV hereby retains Sub-Adviser, and Sub-Adviser hereby accepts such engagement, to furnish certain non-discretionary investment research, advice and recommendations and other related services in the form of the Model Portfolio for FAV’s consideration and use in providing discretionary investment advisory services to the Fund, as more fully set forth herein.

  (a) Subject to the overall policies, direction and oversight of the Trust’s Board of Trustees (the “Board” or “Trustees”) and to the instructions and supervision of FAV, Sub-Adviser agrees to provide to FAV, on a non-discretionary basis, a Model Portfolio for FAV’s consideration and use in providing discretionary investment advisory and management services to the Fund, and to perform such other functions as may be directed by the Board. FAV has sole investment discretion and trading authority over the Fund and all its assets (including, without limitation, any Fund holdings that were included in a Model Portfolio) and will have full responsibility for all investment advisory and management services provided to the Fund, including exercising voting rights, rights to consent to corporate action, filing any required reports with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and any other rights pertaining to the Fund, subject to such direction as the Board may provide. Sub-Adviser shall not be obligated to initiate or pursue legal proceedings, including, without limitation, shareholder or bankruptcy-related litigation on behalf of the Fund or FAV, with respect to securities or other investments held by the Fund or included in a Model Portfolio.

(b)  Other than Sub-Adviser’s responsibilities to make the non-discretionary recommendations contained in the Model Portfolio and to deliver the Model Portfolio to FAV as contemplated herein, and to provide such other information, reports, records or non-discretionary advice expressly described in this Agreement, Sub-Adviser has no authority or other responsibility to manage the Fund as FAV retains the sole discretionary authority and responsibility to manage the assets of the Fund, including whether and how to implement a Model Portfolio in managing the Fund.

  (c) FAV, in its sole discretion, will determine what securities and other investments will be purchased, retained or sold by the Fund and shall place all purchase and sale orders with respect to the Fund.

  (d) The Model Portfolio will be sent by Sub-Adviser to FAV on a timely basis and in accordance with the operational procedures mutually agreed upon between Sub-Adviser and FAV and the Sub-Adviser’s Trade Communication Policy, as in effect from time to time.

  (e) The Sub-Adviser, at its expense, shall supply the Board, the officers of the Trust, and FAV with all information and reports reasonably required by them and reasonably available to the Sub-Adviser relating to the services provided by the Sub-Adviser hereunder.

  (f) In carrying out its duties hereunder, Sub-Adviser shall comply with all reasonable instructions of FAV.

(g) Upon reasonable request, Sub-Adviser will consult with FAV with respect to any recommendations included in the Model Portfolio and shall provide FAV, upon request, with information in its possession relating to the recommended securities comprising a Model Portfolio, to the extent such information is not readily available, to assist in the determination of the values of portfolio securities held by the Fund.

(h) Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Sub-Adviser who may also be a Board member, officer, or employee of the Trust or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Sub-Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association.

 2. (a) FAV shall pay compensation to Sub-Adviser for its non-discretionary model portfolio services in accordance with the attached Exhibit A.

  The sub-advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

  (b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

 3. It is understood that the services provided by Sub-Adviser are not to be deemed exclusive. FAV acknowledges that Sub-Adviser may have investment responsibilities, render investment advice to, or perform other investment advisory services for other investment companies and clients, which may invest in the same type of securities as the Fund (collectively,

“Clients”). FAV agrees that Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, Sub-Adviser may use information furnished by others to FAV and Sub-Adviser in providing services to such Clients.

 4.  Sub-Advisor agrees to carry out its duties hereunder in good faith and in the best interests of the Fund, and to exercise the degree of care, diligence, and skill that a reasonably prudent person would exercise in the circumstance, subject to the standard of care set forth herein.

 5. During the term of this Agreement, Sub-Adviser will pay all expenses in connection with the services to be provided by it under this Agreement. For the avoidance of doubt, those costs do not include brokerage, custodial, transfer agent, transaction, audit, accounting, legal and other costs incurred by the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities, including, without limitation, advisory fees, distribution fees, interest, taxes, governmental fees and other Fund related expenses.

 6. Sub-Adviser shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

 7. This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party in accordance with the 1940 Act and any rules, interpretations or orders thereunder, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Trustees as a whole.

 8. (a) Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to FAV and Sub-Adviser, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FAV or Sub-Adviser upon not less than sixty (60) days’ written notice to the other party.

  (b) This Agreement shall terminate automatically in the event of any assignment thereof, and in the event of any termination or assignment of the Investment Management Agreement between FAV and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

 9. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or the performance of its duties hereunder on the part of Sub-Adviser, neither Sub-Adviser nor any of its directors, officers, employees or affiliates shall be subject to liability to FAV, the Trust or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may arise out of any investment or that may be sustained in the purchase, holding, or sale of any security or investment by the Fund.

  (b) Subject in all cases to the limitation of liability relating to Sub-Adviser as set forth in paragraph 9(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder for any acts undertaken by Sub-Adviser pursuant to authority delegated as described in Paragraph 1(a), Sub-Adviser shall indemnify FAV and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) and hold them harmless from, against, for and in respect of all direct losses, damages, costs and expenses (a “liability”) incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

 To the extent that the Sub-Adviser is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder for any acts undertaken or failures to act by FAV in connection with FAV’s use or implementation of a Model Portfolio in providing discretionary investment management services to the Fund, including, without limitation, FAV’s deviation from a Model Portfolio or FAV’s delay in implementing any investment recommendation from Sub-Adviser, FAV shall indemnify the Sub-Adviser and each of its affiliates, officers, directors and employees (each a “Sub-Adviser Indemnified Party”) and hold them harmless from, against, for and in respect of all direct losses, damages, costs and expenses (“liability”) incurred by a Sub-Adviser Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party, in connection with such liability.

  (c) No provision of this Agreement shall be construed to protect any director or officer of FAV or Sub-Adviser from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

 10. The Sub-Adviser shall maintain and preserve all records required to be maintained by the laws and regulations applicable to its provision of non-discretionary model delivery services as contemplated hereunder.

 11. Upon termination of Sub-Adviser’s engagement under this Agreement and at FAV’s or the Fund’s reasonable direction, Sub-Adviser shall forthwith deliver to FAV or the Fund, as applicable, or to any third party at FAV’s or the Fund’s direction, all records and documents that are in the possession or control of Sub-Adviser and relate directly and exclusively to the performance by Sub-Adviser of its obligations under this Agreement, if any; provided, however, that Sub-Adviser shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, rules, regulations, or internal policies and procedures, in which case Sub-Adviser shall provide FAV or the Fund, as applicable, or a designated third party, with copies of such retained documents, unless providing such copies would contravene such laws, rules, regulations, or internal policies and procedures.

Termination of this Agreement or Sub-Adviser’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

 12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

 13. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery, pre-paid registered mail or nationally-recognized overnight delivery service, and shall be effective upon receipt. Notices and communications shall be given:

    (i) to FAV:

     One Franklin Parkway

     San Mateo, CA 94403-1906

    (ii) to Sub-Adviser:

     One Madison Avenue

     New York, New York 10010

 14. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

15. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder, that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (“Confidential Information”). Notwithstanding anything to the contrary in this Agreement, FAV agrees to treat each Model Portfolio delivered to FAV by Sub-Adviser as Confidential Information and agrees not to disclose or redistribute the Model Portfolio, in whole or in part, except as permitted under this Section 15 or with Sub-Adviser’s prior written consent. The Sub-Adviser acknowledges that the Model Portfolio may be disclosed to such persons (including the Board and Fund service providers and agents) as are necessary for the proper operation and oversight of the Fund, for the performance of FAV’s and the Fund’s responsibilities and duties hereunder, or as otherwise required by applicable law, rules and regulations. Confidential Information shall not include: (i) information which is or becomes publicly available other than as a result of a violation of this Agreement; (ii) information which is or becomes available on a non-confidential basis from a source which is not known to the receiving party to be prohibited from disclosing such information; (iii) information that was legally in the receiving party’s possession prior to disclosure by the disclosing party; or (iv) information that is developed by or for the receiving party independently of the disclosing party’s Confidential Information.

Confidential Information shall not be used by the receiving party for any purpose other than as expressly authorized in this Agreement, or as needed to perform its duties and obligations hereunder, or as agreed to in writing between the parties. Confidential Information shall be held in confidence by the receiving party and shall not be disclosed without prior written consent of the disclosing party, except to those employees, directors, officers or agents of the receiving party with a need-to-know the Confidential Information for the purposes of performing the receiving party’s duties and obligations hereunder. The receiving party shall use the same degree of care to protect the Confidential Information as it employs to protect its own information of like importance, but in no event less than a reasonable degree of care based on industry standards for the receiving party.

In the event that the receiving party is requested or required by legal or regulatory authority to disclose any Confidential Information, the receiving party shall, to the extent not otherwise prohibited by applicable law or judicial process, promptly notify the disclosing party of such request or requirement so that the disclosing party may seek an appropriate protective order. In the event that a protective order or other remedy is not obtained, the receiving party agrees to furnish only that portion of the Confidential Information that it reasonably determines is consistent with the scope of the subpoena or demand. The receiving party will provide reasonable cooperation to the disclosing party and its legal counsel with respect to performance of the covenants undertaken pursuant to this Section 15.

16. Sub-Adviser acknowledges that it has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Sub-Adviser agrees that the Trust’s obligations hereunder shall be limited to the assets of the Fund; that no other series of the Trust shall be liable with respect to this Agreement or in connection with the matters contemplated herein; and that Sub-Adviser shall not seek satisfaction of any such obligation from any shareholder, trustee, officer, employee or agent of the Trust.

 17. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or supplemented by rule, interpretation, or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, interpretation, or order, as revised or supplemented.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on December 4, 2025.

FRANKLIN ADVISERS, INC.

By: /s/Thomas C. Merchant

Name: Thomas C. Merchant

Title: Chief Legal Officer

ROYCE & ASSOCIATES, LP

By: /s/Gwen L. Shaneyfelt

Name: Gwen L Shaneyfelt

Title: Manager

Exhibit A

[REDACTED]